Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

This Agreement (the “Agreement”) is made this 8th day of February 2018, by and between ZK International Group Co., Ltd., a British Virgin Islands company (“ZK International”) and XSigma Corporation, also a British Virgin Islands company (“XSigma”, collectively the “Licensee”), and TNT Blockchain Inc., a Delaware corporation with its principal place of business at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801 (the “Licensor”).

RECITALS

WHEREAS, the ZK International, through operation engaged by its subsidiary Zhejiang Zhengkang Industrial Co., Ltd., is a China-based designer, engineer, manufacturer and supplier of patented high-performance stainless steel and carbon steel pipe products that requires sophisticated water or gas pipeline systems and it has significant experience in the supply chain management for its products as well as marketing and distribution of its products throughout China and Asia;

WHEREAS, Licensor has the global exclusive right to market and sell the applications, including but without limitation to TIMS and EMS (Software), the Track and Trace Applications, the IoTs, and the implementation of the Blockchain technology into the Supply chain management system as outlined in Schedule A attached hereto (collectively, the “Application IP”);

WHEREAS, Licensor desires to license the Application IP to the Licensee; and

WHEREAS, Licensee desires to obtain a license to use the market segment of Industrial Manufacturing Vertical (as defined below) of any type; to utilize such Application IP, and to make customizations, updates and/or corrections;

WHEREAS, Licensor desires that the Application IP be marketed and sold globally with the commitment of Licensee to designate resources to hire personnel and to set up local operations worldwide with designated resources solely for the marketing and selling of the Application IP and Licensee desires to hire the appropriate personnel to implement the Application IP, produce marketing and sales distribution materials for, marketing and selling the Application IP, all on the terms and conditions set forth below;

WHEREAS, Licensee has the right to market and sell the Application IP globally in the market segment limited to the Industrial Manufacturing Vertical;

WHEREAS, for the good and valuable consideration, the receipt of which is hereby acknowledged, Licensor is willing to license the Application IP to Licensee on an exclusive basis worldwide; and

WHEREAS, Licensee is willing to accept the Application IP license on an exclusive basis worldwide under the conditions set forth above.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	LICENSE

1.1	License Granted. Subject to the terms and conditions of this Agreement and in consideration of Licensee’s obligation to pay monetary fees as outlined in Schedule B, such fees which may be adjusted from time to time by mutual written consent of the parties, Licensor hereby grants to Licensee, and Licensee hereby accepts, an exclusive license to the Application IP and use them in object code form globally for the industrial manufacturing vertical, except for those set forth in Schedule D and Schedule E (the “Industrial Manufacturing Vertical”).

1.2	Exclusive Global Rights. Licensor agrees this agreement would be exclusive to the Licensee globally and agrees not to enter into any future licensing agreement of any type with any third-parties without the prior written consent of Licensee with exception to Ching Peng Lor’s and Wei Kat Chiam’s existing business in Asia as set forth in Schedule D and those industries set forth in Schedule E.

1.3	Scope of Licensed Use and Restrictions.

1.3.1	Licensee has the right to use, market and sub-license this vertical for the purpose of growing the Licensee’s customer base if the milestones by the Licensor set forth in Schedule C (the “Milestones”) are met.

1.3.2	Licensee has the right to assign and/or transfer the Global Exclusive rights in this agreement with prior written consent of Licensor.

1.3.3	Licensor also grants permission to Licensee to make and create requests for customizations, updates or corrections to the Application IP. The Parties agree that Licensor shall continue to own all right, title and interest in and to the Application IP and all intellectual property rights embodied therein or related thereto including, but not limited to, the source and object codes and any customizations, updates and corrections to the Software. Except as expressly provided herein, no intellectual property rights are granted to Licensee by implication, estoppel, or otherwise.

1.4	Licensor’s Due Care. Licensor will safeguard the Application IP and its related materials with that degree of normal due care commensurate with reasonable standards of industrial security for the protection of trade secrets and proprietary information so that no unauthorized use is made of them and no disclosure of any part of their contents is made to anyone other than Licensee’s employees, agents or consultants whose duties reasonably require such disclosure, or as necessary in the ordinary course of business. Further, the Licensor will fully defend any and all infringement of the Patents and the Application IP by any third party. Licensee shall make all such persons fully aware of their responsibility to fulfill the obligations of Licensee under this Agreement.

2.	TERM

2.1	Exclusivity is from the date of this agreement and continues for two (2) years (the “Term”) after the First Production Deployment (as defined below) of the Application IP and shall automatically renew every year for no more than five (5) years and continue exclusive if the Milestones are met.

2.2	The “First Production Deployment” will occur when Licensee applies the Application IP, AND that the Application is fully operable and functional with Licensee’s system, meet all applicable specifications and is accepted by the Licensee in writing through testing and inspections by the Licensee and is clear of any errors, defects, bugs, glitches, viruses of any kind.

3.	PROPERTY RIGHTS AND RESTRICTIONS ON USE

3.1	Licensee recognizes that the Application IP, and customizations, updates or corrections, if any, are the property of, and all rights thereto, are owned by Licensor. Licensee also acknowledges that such are a trade secret of Licensor, are valuable and confidential to Licensor, and that its use and disclosure must be carefully and continuously controlled. Title to the Application IP, and customizations, updates or corrections, if any, shall at all times remain with Licensor.

3.2	Licensor shall keep the Application IP, and customizations, updates and/or corrections, if any, free and clear of any claims, liens and encumbrances attributable to the use or possession of the Application IP by Licensee. Any act of Licensee, whether voluntarily or involuntarily, purporting to create a claim of encumbrance shall be void. The Application IP is for the sole use of Licensee and shall be used only for the purpose set forth in this Agreement.

3.3	Licensee shall treat the Application IP, and customizations, updates and/or corrections, if any, as confidential and proprietary, and shall protect it in the same manner that it protects the confidentiality of its own information. While this Agreement is in effect, or while Licensee has custody and possession of the Application IP, Licensee will not:

(a)	provide or make available the Application IP to any person or entity other than employees or contractors of Licensee who have a need to know consistent with Licensee’s use thereof under this Agreement; or

(b)	create or attempt to create, or permit others to create or attempt to create, by disassembling, reverse engineering or otherwise, the source program or any part thereof from the object program or other information made available to Licensee pursuant to this Agreement.

3.4	Licensee agrees to promptly notify Licensor if it obtains information as to any unauthorized possession, use or disclosure of the Application IP by any person or entity, and further agrees to cooperate with Licensor in protecting Licensor’s proprietary rights.

3.5	If Licensee, its officers, agents, or employees, breach any provision of this Agreement, such breach must be cured within thirty (30) days of receipt of Licensor’s written notice describing such breach. If such breach is not cured within the thirty (30) days after receipt of the notice, Licensee shall pay Licensor reasonable monetary payments for loss and/or damages caused by such breach.

4.	OWNERSHIP

4.1	Licensor’s trademarks, service marks, copyrights, trade or company names, product and service identifications, artwork and other symbols and devices associated with the Products, whether registered or unregistered (collectively, the “Licensor’s Marks”) are and shall remain Licensor’s property. Licensor grants to Licensee an exclusive license, globally for the Application IP in the Industrial Manufacturing Vertical and for the Term, to Licensor’s Marks for use by Licensee solely (except to affiliated entities) in accordance with this Agreement.

4.2	Licensee’s trademarks, service markets, copyrights, trade or company names, product and service identifications, artwork and other symbols and devices associated with the Licensee’s products and services (collectively, the “Licensee’s Marks”) are and shall remain Licensee’s property.

4.3	The Licensor shall grant use of the domain www.tntblockchainmfg.com to the Licensee during the Term of the Agreement. However, in the event that the Licensee fails to meet the terms outlined in Schedule B or upon termination of this Agreement, the said domain will be returned back to the Licensor.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Licensee represents and warrants that:

(a)	It has the right, authority and power to enter into and fully perform its obligations under this Agreement.

(b)	To the best of Licensee’s knowledge, Licensee’s Marks or any use of them in accordance with this Agreement will not violate any law, infringe upon the rights of any person or entity, or other cause Licensor to incur liability to any third party, including, but not limited to, infringement or misappropriation of any copyright, patent, trademark, trade secret, or other proprietary, property or other right.

5.2	Licensor represents and warrants that:

(a)	It has the right, authority and power to enter into and fully perform its obligations under this Agreement. The performance of Licensor’s obligations hereunder does not and will not result in a breach of, default under, or conflict with any of the terms or provisions of any agreement or other instrument to which Licensor is a party or by which either of them are bound, or any statute, order, judgment or other law or ruling of any competent authority;

(b)	To the best knowledge of the Licensor, the use of the initially provided Application IP will not infringe any patent, copyright, or trademark anywhere in the world.

(c)	It has all intellectual property rights necessary to produce customizations, updates and/or corrections to the Application IP;

(d)	It owns all right, title and interest in the distribution rights of Application IP and covenants that it will own all right, title and interest in the distribution of all subsequent Application IP incorporated into this Agreement, in each case free and clear of any liens or other encumbrances;

(e)	It owns all right, title and interest in and to the Exclusive Global Rights set out in Section 1.2, and is in good standing as at the date hereof and no default has occurred therein;

(f)	It has all intellectual property rights necessary to produce customizations, updates and/or corrections to the Application IP;

(g)	It does not knowingly infringe the intellectual property rights of any third party worldwide;

(h)	It will make any customizations or enhancements to the Application IP under this Agreement in accordance with industry standards and in a professional and workman-like fashion;

(i)	At anytime that it makes any core application or Industrial Manufacturing Vertical specific update or enhancement to the Application IP, the Licensor shall notify the Licensee and shall provide the Licensee with the appropriate assistance on implementing such update or enhancement;

(j)	Following completion of any customizations or enhancements to the Application IP, such will remain free from material programming errors and defects in workmanship and materials, and will substantially conform to the specifications and any related documentation for one hundred and eighty (180) days (“Warranty Period”). If error or defect is discovered during the Warranty Period, Licensor shall promptly cure such defects at no additional expense to Licensee. Licensee may terminate this Agreement without no considerations will be due if the Licensor fails to fully cure the defect within thirty (30) days of the notice provided by the Licensee.

(k)	It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted. Licensor is duly qualified to do business and is in good standing as a corporation in each of the jurisdictions in which Licensor owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the business of Licensor taken as a whole;

(l)	It does not have any material Liabilities, obligations or commitments, either direct or indirect, matured or unmatured, absolute, contingent or otherwise that exceed $1,000;

(m)	It has the financial wherewithal and the capacity to perform its obligations hereunder and to continue to update, upgrade, and continue developing Application IP during the Term.

(n)	Licensor has not granted and will not at any time during the Term grant any license or other contingent or non-contingent right, title or interest under or relating to the Application IP that does or will conflict with or otherwise affect this Agreement, including any of Licensor’s representations, warranties or performance or Licensee’s rights or licenses hereunder.

(o)	There is no settled, pending, or threatened litigation, claim or proceeding that will have an adverse effect on the Application IP or the performance of this Agreement.

6.	CONFIDENTIALITY

Each party agrees and shall cause its employees, if any, to agree to hold all Confidential Information (as hereinafter defined) in trust and confidence and, except as may be authorized by the other party in writing, shall not use any such Confidential Information for any purpose other than as expressly set forth in this Agreement or disclose any Confidential Information to any person, company or entity. As used herein, “Confidential Information” shall mean any information relating to or disclosed during the Term that is or should reasonably be understood to be confidential or proprietary to either party, including, but not limited to, data and information concerning the parties’ consumers and/or members, the material terms and conditions of this Agreement, technical processes, source code, business plans, projections, and marketing data. Notwithstanding the foregoing, information shall not be deemed Confidential Information hereunder if such information: (i) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise publicly available, except through a breach of this Agreement by the receiving party; or (iv) is independently developed by the receiving party by personnel without access to the Confidential Information. The receiving party may disclose Confidential Information pursuant to the requirements of applicable law, legal process or government regulation, provided that it gives the disclosing party reasonable prior written notice to permit the disclosing party to contest such disclosure, and such disclosure is otherwise limited to the required disclosure.

7.	TERMINATION

7.1	Termination For Cause. Either party may terminate this Agreement if: (i) the other party breaches any material term or condition of this Agreement and fails to cure such breach within twenty- one (21) business days after receipt of written notice of the breach; (ii) the other party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or (iii) the other party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing. Any consideration paid to the Licensor shall be refunded pro-rated to the Licensee if the Licensor was terminated for cause.

7.2	Effect of Termination. Upon the effective date of the termination of this Agreement, Licensee shall cease running any marketing efforts and stop selling the Application IP, subject to any existing contractual obligations for the Application IP and sales related thereto. Within thirty (30) days of any termination or expiration of this Agreement, each party will return all Confidential Information of the other party in its possession and will not make or retain any copies of such Confidential Information except as required to comply with any applicable legal or accounting record keeping requirement.

8.	INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1	Licensor agrees to indemnify and hold Licensee harmless from and against all loss, cost, expense or liability (including reasonable attorney’s fees) arising out of a claim by a third party against Licensee based upon Licensee’s use of the Application IP to the extent of the value equal to such consideration paid by the Licensee, whether such damages would arise as a result of breach of contract, tort, infringement or otherwise.

8.2	Licensor agrees to indemnify, defend at its expense, and hold harmless Licensee, its officers, directors, employees, shareholders, legal representatives, agents, successors and assigns (each a “Licensee Indemnitee”) from and against any and all losses incurred by the Licensee Indemnitee resulting from any action by a third party to the extent of the value equal to such consideration paid by the Licensee:

(a)	that the Application IP, or any use of the Application IP, and its customizations, updates and/or corrections in accordance with this Agreement, infringes or misappropriates such third party’s intellectual property rights;

(b)	Licensor’s breach of any representation, warranty, covenant, or obligation of Licensor under this Agreement (including any action or failure to act by any Licensor that, if taken or not taken by Licensor, would constitute such a breach by Licensor); or

(c)	any action or failure to take a required action or more culpable act or omission (including recklessness or willful misconduct) in connection with the performance of the use and distribution of the Application IP, or other activity required of, or performed by or on behalf of, Licensor under this Agreement.

8.3	Obligations set forth herein are contingent upon the other party:

(a)	Providing the indemnifying party with prompt written notice of any action brought against the other party; and

(b)	Cooperating with the indemnifying party in the defense of any such action, and allowing the indemnifying party to control the defense and settlement of any such action at its expense, provided however, Licensor shall not settle any action on any terms or in any manner that adversely affects the rights of Licensee without Licensee’s prior written consent.

8.4	Licensor and Licensee shall each cover 50% of the total cost of any insurance policy deemed necessary by the Licensee to cover any potential liability.

9.	FORCE MAJUERE

Either party shall be excused from failures or delays in delivery or performance hereunder if such failure or delay is attributable to causes beyond the reasonable control of the party, which makes such performance or delivery commercially impractical. In the event of any such delay, the time of delivery or performance and time of payment shall be extended for a period of time equal to the time lost by reason of such delay (unless otherwise specified in writing between the parties hereto).

10.	NOTICES

All notices shall be in writing and shall be deemed to be delivered when deposited in the United States Postal Services, postage prepaid, return receipt requested, or when sent by any other express document service, email, but not facsimile. All notices shall be directed to Licensee or to Licensor, its successors or assigns, at the respective addresses set forth on the signature page of this Agreement or to such other address as one party may, from time to time, designate by notice to the other party.

11.	RELATIONSHIP OF THE PARTIES

The parties to this Agreement are not affiliated companies and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise, or agency between the Parties. Neither Party will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent.

12.	PUBLICITY

A public press announcement related this Agreement may be made, but only if mutually agreed to in writing by the Parties.

13.	WAIVER

No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party.

14.	ENTIRE AGREEMENT

14.1	This Agreement constitutes the complete and exclusive statement of this agreement between the parties hereto and supersedes any and all prior express implied agreements or understandings between the parties hereto concerning the subject matter hereof. No amendment, waiver or other alteration of this Agreement may be made except by mutual agreement in writing.

14.2	If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected thereby and the parties shall negotiate replacement provisions for those provisions which are held invalid, illegal or unenforceable which as closely as possible express the intent of those provisions.

15.	RESTRICTIONS OF TRANSFER

This Agreement and the rights and obligations under this Agreement shall be assignable and transferrable to any other person, firm or corporation by Licensee only with the express prior written consent of the Licensor. The rights and obligations of this Agreement shall insure to the benefit of and be binding upon the parties hereto, their successors and permitted assigns.

16.	GOVERNING LAW

This Agreement is governed by the laws of the State of New York and the federal laws of the United States applicable therein. The Parties, in its personal or corporate capacity and irrevocably attorns to the jurisdiction of the state and federal courts located in New York County, New York. Each party agrees that the state and federal courts located in New York County, New York shall be the exclusive jurisdiction for settling all disputes hereunder.

17.	NO CONSTRUCTION AGAINST THE DRAFTER

The parties agree that this Agreement is the result of careful negotiations between sophisticated parties and thus any principle of construction or rule of law that provides that an agreement shall be construed against the drafter of the agreement in the event of any inconsistency or ambiguity in such agreement shall not apply to the terms and conditions of this Agreement.

18.	HEADINGS

The various headings in this Agreement are inserted for convenience only, and shall not affect the meaning or interpretation of this Agreement or any paragraph or provision hereof.

19.	SEVERABILITY

If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

20.	SURVIVAL

This Agreement, including without limitation the representations, warranties and covenants contained herein, shall survive and continue in full force and effect and be binding upon the parties hereto notwithstanding termination by either party.

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IN WITNESS WHEREOF, the parties hereto have caused this Exclusive Licensing Agreement to be duly executed on the day and year first above written.

ZK International Group Co., Ltd. By: Jiancong Huang Title: CEO Date: Address:	TNT Blockchain Inc By: David Christensen Title: CEO Date: Address:

XSigma Corporation By: Jiancong Huang Title: Director Date: Address:

SCHEDULE A

The “Asset” is defined as the exclusive right to market and sell a system composed of the following technology components of TIMS and EMS, the Track and Trace Applications, the IoTs, with Blockchain technology, that are standardized for the Industrial manufacturing vertical market segment.

I.	System features and functions
1.	Dashboard display on bar chart
a)	Display Monthly and daily Total Raw Material collection and finished product packed in quantity.
b)	Summary of Total Raw Material and Finished Products in quantity, by current and previous week, month and year.
2.	TIMS Control
a)	Processing Management
1)	Suppliers

Supplier registration and farm identifications recording. This routine register the Supplier or Farmer particular and contact information. It also records the Farm Identity or Warehouse Location.

2)	Lot

This routine registered Raw Material harvested or collected at the farm or Processing Plant, respectively. Each batch of Raw Material collected are assign a Lot number (Licensee may use their own numbering scheme), indicate the source of supply, weight and quantity harvested or collected.

The date and time can be manually set or used the system default assigned date and time, the Remarks tab is a free format for the raw material description or other information.

3)	Processing Events

This routine records the related Raw Material lot number, process flow, its weight and quantity, from one process to another process. It is part of the processing traceability, which provide tracking of information of What? When? Who? And Why? from the Farm to finished products.

4)	Reports
(i)	Summary Report

An overview summary highlight information of Raw Material Collected in quantity.

A summary movement of harvested or processed items movement from a process to another process, the staff involved and display of exception events like Lost, Stolen, Damaged and Licensor in quantity.

(ii)	Detail Report

This report provides all the events recorded by Lot, staff, Station (Processes), and date range. This report can be exported into Excel file for further report analysis.

5)	Setup
(i)	Supplier

Register supplier and farm identity.

(ii)	Station Category

Setting the Process category.

(iii)	Station

Setting the process flow and sequence.

(iv)	Staff

Register the staff name.

b)	Packing Management
1)	Individual Packing
(i)	New label

Capturing of finished product weight and print packing label individually or in a range, without external references,

(ii)	Group Scanning

Capturing of finished product weight and print packing label individually or in a range, with external references.

2)	Batch

Selection of individual packed finished products and pack them in a box and print the batch number.

3)	Product
(i)	New Product

Create product identity under a category with product picture and description.

(ii)	Product Category

Define the Product Category for reference purpose.

c)	Control Panel
1)	System setting
(i)	Define the licensee company name to be display
(ii)	Landing page selection at dashboard or TIMS Control
(iii)	Select language English or Simplified Chinese
(iv)	Tag setting – Record the tag to be accepted by the system with its purpose and function. It is to personalize the valid tags for security purpose.
(v)	System theme – Setting the preferred color scheme.
(vi)	Printer setting - For bar code printer to width and length, QRcode size and font size.
(vii)	Packaging setting - Define the product packing wrapper weight, net weight margin of error and Expiry date.
(viii)	Module setting – Enable or disable the module license.
(ix)	Cloud setting – Setting the Cloud service login id and password. The user-id and first time login password is provided by Licensor.

d)	User Management
1)	New User

Assign individual user id access rights for every process under a predefined User Group access right.

2)	User Group

Setting of User Group right under each routine.

e)	UOM (Unit of Measurement) Setting

Define the quantity unit of measurement i.e. Length Meter as “Mtr” or liquid Liter as “Ltr” and Licensor.

f)	System Backup
1)	Create Backup
(i)	Clinking this button enable the backup process a copy of the backup data file is captured in the local hard disc and cloud system, provided the broadband service is available.
(ii)	Transfer Backup File to System – Downloading of a selected backup file from external drive or cloud directory to the system local directory, and can be subsequently restored into the system, in the event of system recovery process.

3.	Distribution Management

This is a stock control and distribution control module with special routines providing various warehouse, distribution and logistics registration and recording.

The warehouses can be address, location is setup and identified this module.

a)	In Stock
1)	New Stock

This is a finished product warehouse recording of finished goods to be store in the warehouse. The New Stock set the Lot and Batch number for Raw Material or Finished Products, the warehouse Identification, deliver from which supplier, product description, its quantity and physical storage location address by Zone, Floor, Plot and Sub-plot.

b)	Transfer

A stock can be directly from Supplier or from internal warehouse to warehouse transfer. The transfer routine record stock transfer date, from which warehouse to another ware and product and its quantity.

c)	Sales

This routine record the stock taken out from warehouse for sales or delivery purpose. The record specify the buyer name, warehouse, sales order number, customer, product description and quantity.

d)	Stock Cards

Summary record of Product stock in and out and current balance.

e)	Product

This routine record the product description with pictures. Indicate this quantity unit of measurement.

f)	Warehouse

The warehouse address, GPS coordinates and special remarks.

g)	Suppliers

The supplier registration record the supplier profiles and the supplier delivery location or warehouse.

h)	Customers

Register the Customer location id and contact information.

i)	Setting

This is for setting up TIMS parameters.

4.	Tag Control Management

This module is provided to record all the Tag to be use by the to recording Item identification,

II.	Any update or enhancement to any of the technology set forth in Section I of Schedule A

SCHEDULE B

1.	Price:

In consideration for the Exclusive Global Licensing Rights for the Global Territory, Licensor agrees to accept the following restricted ordinary shares (the “Consideration Shares”) in the capital stock of Licensee as follows:

(i)	25,000 restricted ordinary shares to be issued on signing;
(ii)	25,000 restricted ordinary shares to be issued six months after the First Production Deployment in the event this Agreement has not been terminated by either party; and
(iii)	50,000 restricted ordinary shares to be issued twelve months after the First Production Deployment in the event this Agreement has not been terminated by either party.

a)	Licnesor acknowledge and agrees that the Consideration Shares are being issued pursuant to an exemption from the prospectus and registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). As required by applicable securities law, Licensor agree to abide by all applicable resale restrictions and hold periods imposed by all applicable securities legislation. All certificates representing the Consideration Shares issued on Closing will be endorsed with the following legend pursuant to the Securities Act in order to reflect the fact that the Consideration Shares will be issued to Licensor pursuant to an exemption from the registration requirements of the Securities Act:

"NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT."

b)	Licensor acknowledges that the Consideration Shares issued pursuant to the terms and conditions set forth in this Agreement will have such hold periods as are required under applicable securities laws and as a result may not be sold, transferred or otherwise disposed, except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in each case only in accordance with all applicable securities laws.

c)	Licensor and Licensee agree that the closing of this Agreement shall be subject to the delivery by Licensor a working and functioning and operating Application IP free of any bugs, glitches, viruses of any kind and should the Application IP be reasonably deemed to be non-functional by the Licensee, then Licensee will have the right to terminate the Agreement and would not be required to pay the Consideration Shares and the Cash Consideration as set forth in this Schedule.

In addition, LICENSOR agrees to accept the following cash consideration (the “Cash Consideration”) as follows:

(i)	$500,000 USD upon signing of this Agreement;
(ii)	$500,000 USD to be funded six months after First Production Deployment in the event this Agreement has not been terminated by either party; and
(iii)	$1,000,000 USD to be funded twelve months after First Production Deployment in the event this Agreement has not been terminated by either party.

2.	Permitted territory: Anywhere worldwide

3.	Optional services

a)	Customization services to perform software changes based on the Licensee requirements and system functional specification. The charges will depend on the changes required.

Customization services are included with investment and are limited to the two-year term of this agreement. Any customizations or updates and changes beyond two years will need to be reviewed and a Statement of Work (SOW) with associated pricing must be accepted by both parties.

b)	System installation of:

(i)	Hardware installation

(ii)	Operating system

(iii)	TIMS and setting up

c)	Training

d)	At the end of the second year and going forward, in order to maintain global exclusivity of the manufacturing vertical license, the Licensee must meet or exceed an annual payment for combined Subscription & Hardware payments of at least $500,000 USD to Licensor.

SCHEDULE C

TNT PERFORMANCE MILESTONES

1.	Month 1 upon execution of this Agreement
a.	Complete Supply Chain Assessment and VSM (Value Stream Map)
b.	Prioritize blockchain technology implementation (Multichain, Hyperledger, Etherum, etc.)

c.	Define specification for Internal ERP demonstration and use case validation platform.

2.	Month 2 upon execution of this Agreement
a.	Business Model and TIMS/EMS review and specifications
b.	Blockchain Converter Prototype on 2 blockchains (Multichain / Hyperledger) for Smart Contracts

3.	Month 3 upon execution of this Agreement
a.	TIMS/EMS Customization
b.	Release version 1 "TNTaaS" Track and Trace as a Service built on Open Boxes.

4.	Month 4 upon execution of this Agreement
a.	Complete and modular application Testing
b.	Blockchain Converter Production Release 1.0
5.	Month 5 upon execution of this Agreement
a.	TIMS/EMS System release and installation
b.	Blockchain Converter Production Release 2.0
c.	Release version 2 "TNTaaS" Track and Trace as a Service built on Open Boxes.

6.	Month 6 upon execution of this Agreement
a.	TIMS/EMS Documentation and Training
b.	Blockchain Converter Production Release 3.0
7.	Month 7 upon execution of this Agreement
a.	TIMS/EMS Production w/IoT devices + Blockchain
b.	Blockchain Converter Production Release 4.0
8.	Month 8 upon execution of this Agreement - at Supplier(s)
a.	Complete Supply Chain Assessment and VSM at Supplier(s)
9.	Month 9 upon execution of this Agreement
a.	Business Model and TIMS review and specifications at Supplier(s)
b.	TIMS/EMS Customization at Supplier(s)
10.	Month 10 upon execution of this Agreement
a.	Complete and modular application Testing at Supplier(s)
b.	TIMS/EMS System release and installation
11.	Month 11 upon execution of this Agreement
a.	TIMS/EMS Documentation and Training at Supplier(s)
b.	Blockchain Converter Production Release 3.0
12.	Month 12 upon execution of this Agreement
a.	TIMS/EMS Production w/IoT devices + Blockchain at Supplier(s)
b.	Blockchain Converter Production Release 5.0

Note: Milestones and related project plans are subject to impact by many variables including, but without limitation to, local Licensee resources, availability, systems, comprehension. and development.

SCHEDULE D

Ching Peng Lor’s and Wei Kat Chiam’s existing Birdnest Soup Tracking business in Asia

1.	Edible Bird’s Nest, Malaysia

By: Ching Peng Lor Title: Date:	By: Wei Kat Chiam Title: Date:

Schedule E

Other industry or vertical markets not included in this Agreement

1.	Pharmaceutical Industry
2.	Cannabis Industry
3.	Agricultural Industry
4.	Food and Beverage
5.	Logistics